Exhibit 10.68

TRANSPORTATION AGREEMENT

AGREEMENT

FOR TRANSPORTATION OF NATURAL GAS

Transportation Agreement No. ______________

This AGREEMENT FOR Transportation SERVICE (“Agreement”) is made and entered into this 16th day of September,  2010, between:

Beluga Pipeline Company (“Pipeline”)

and

Chugach Electric Association, Inc._ (“Shipper”).

Witnesseth:  That in consideration of the mutual covenants contained herein the parties agree as follows:

SECTION 1	Service to be Rendered and obligations under the tariff

1.1
Commencing on the Effective Date, Pipeline shall perform and Shipper shall receive Transportation Service for the Transportation of Natural Gas from any Receipt Point to any Delivery Point as available in accordance with the provisions of Pipeline’s effective Tariff on file with the Regulatory Commission of Alaska (“Commission”), as the same may be amended or superseded in accordance with the Rules and Regulations of the Commission.

1.2
The rules and regulations of the Tariff, setting out the terms and conditions under which Service is provided by Pipeline and received by Shipper, establish reciprocal obligations of the Parties hereto and are incorporated by reference as though set out in full herein.  Shipper acknowledges that it has received and read the Tariff and that it will adhere to Shipper’s obligations thereunder. Shipper will also cause its suppliers and customers to act in accordance with their obligations and Shipper’s obligations under the Tariff.

SECTION 2	TERM

2.1	This Agreement shall be effective as of October 1, 2010 (“Effective Date”) and remains in effect for a primary term of one (1) month from the effective date.

2.2
After expiration of the primary term, this Agreement shall remain in effect on a month-to-month basis unless otherwise terminated by Pipeline or Shipper (“Terminating Party”).  To terminate the Agreement, the Terminating Party must provide the other party at least thirty (30) days notice before the date of termination at the address provided in Section 4 of this Agreement.  Pipeline may terminate this Agreement in the event of repeated or willful disregard of the Shipper’s obligations under Pipeline’s Tariff.  It is recognized, however, that termination of Service under this Agreement may require abandonment authorization from the Commission.

SECTION 3	Rates

3.1	Shipper shall pay the currently effective rates set forth in Pipeline’s Tariff as may be revised and superseded subject to Commission approval, from time to time.

NOTICES

4.1	Notices to Pipeline under this Agreement shall be addressed to:

Beluga Pipeline Company, LLC
43280 N. Kenai Road
Kenai, Alaska 99611-2399
Attention:  Area Manager
Fax:  907-283-6198

4.2	Notices to Shipper under this Agreement shall be addressed to:

Chugach Electric Association, Inc.
5601 Electron Drive
P.O. Box 196300
Anchorage, Alaska 99519-6300
Attention:  Manager, Fuel Supply
Fax:  907-762-4191

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in several counterparts by their duly authorized officers with effect as of the day first above written.

Shipper: Chugach Electric Association, Inc.	Marathon Oil Company, dba Kenai Nikiski Pipeline

/s/ Lee Thibert	/s/ Craig Chambers
Lee Thibert,	Craig Chambers,
Sr. VP Strategic Planning and Corporate Affairs	Commercial Manager